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This Schedule 14A filing consists of the following communications relating to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 17, 2017, among Northrop Grumman Corporation (the “Company”), Neptune Merger, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Orbital ATK, Inc., a Delaware corporation (“Orbital ATK”), pursuant to which Merger Sub will be merged with and into Orbital ATK (the “Merger”), with Orbital ATK continuing as the surviving corporation in the Merger as a wholly owned subsidiary of the Company:

(i) Transcript of a conference call held by the Company on September 18, 2017.

(ii) Communication posted on September 18, 2017 by the Company on www.twitter.com under the Twitter handle @NGCNews [https://twitter.com/NGCNews].

Each item listed above was first used or made available on September 18, 2017.

SEPTEMBER 18, 2017 / 12:30PM, NOC - Northrop Grumman Corp to Acquire Orbital ATK Inc Conference Call

CORPORATE  PARTICIPANTS
David W. Thompson Orbital ATK, Inc. - Co-Founder, President, CEO & Director
Kenneth L. Bedingfield Northrop Grumman Corporation - Corporate VP & CFO
Stephen C. Movius Northrop Grumman Corporation - Corporate VP, Treasurer & VP of IR
Wesley G. Bush Northrop Grumman Corporation - Chairman, CEO & President

CONFERENCE  CALL  PARTICIPANTS
Cai Von Rumohr Cowen and Company, LLC, Research Division - MD and Senior Research Analyst
Howard Alan Rubel Jefferies LLC, Research Division - MD and Senior Equity Research Analyst of Aerospace and Defense Electronics
Hunter Kent Keay Wolfe Research, LLC - MD and Senior Analyst of Airlines, Aerospace & Defense
Matthew Akers UBS Investment Bank, Research Division - Associate Director and Associate Analyst
Peter John Skibitski Drexel Hamilton, LLC, Research Division - Senior Equity Research Analyst
Robert Alan Stallard Vertical Research Partners, LLC - Partner
Ronald Jay Epstein BofA Merrill Lynch, Research Division - Industry Analyst
Seth Michael Seifman JP Morgan Chase & Co, Research Division - Senior Equity Research Analyst

PRESENTATION
Operator

Good day, ladies and gentlemen, and welcome to our conference call. Today's call is being recorded. My name is Jacob, and I'll be your operator today. (Operator Instructions) I would now like to turn the call over to your host, Mr. Steve Movius, Treasurer and Vice President, Investor Relations. Mr. Movius, please proceed.

Stephen C. Movius - Northrop Grumman Corporation - Corporate VP, Treasurer & VP of IR

Thanks, Jacob. Good morning, and welcome to our conference call to discuss today's announcement regarding Northrop Grumman's acquisition of Orbital ATK.

Before we start, please understand that statements provided on this call regarding the proposed transaction and expected financial and business impact constitute forward-looking statements pursuant to safe harbor provisions of federal securities laws. Forward-looking statements involve risks and uncertainties, which are detailed in today's press release and in the Northrop Grumman and Orbital ATK SEC filings.

In addition, in connection with the transaction to be discussed this morning, Orbital ATK will provide a proxy statement that will contain important information about the transaction.

Today's call is being broadcast live on the Internet and there's a presentation available for download from Northrop Grumman's website.

On the call today are Wes Bush, Northrop Grumman's Chairman, CEO and President; Ken Bedingfield, Northrop Grumman's CFO; and Dave Thompson, Orbital ATK's President and Chief Executive Officer.

At this time, I'd like to turn the call over to Wes.

SEPTEMBER 18, 2017 / 12:30PM, NOC - Northrop Grumman Corp to Acquire Orbital ATK Inc Conference Call

Wesley G. Bush - Northrop Grumman Corporation - Chairman, CEO & President

Thanks, Steve. Hello, everyone, and thanks for joining us to discuss the important strategic action Northrop Grumman and Orbital ATK announced this morning.

As you saw in our joint release, Northrop Grumman has reached an agreement to acquire Orbital ATK for $134.50 in cash per share, representing total consideration of approximately $9.2 billion, approximately $7.8 billion in cash, plus assumed debt of about $1.4 billion. The transaction is subject to customary closing conditions including regulatory approval, and of course, the approval of Orbital ATK's shareholders. We believe that this combination represents a compelling value creation opportunity for the customers, shareholders and employees of both our companies.

Through our combination, all of our stakeholders will benefit from expanded capabilities, accelerated innovation and greater competitiveness in critical global security domains. Our two companies represent a very complementary fit. We have very little overlap, and we fully expect our combined portfolios of leading technologies, along with our aligned and innovation-focused cultures, to yield significant value creation through revenue, cost and operational synergies, accelerating our profitable growth trajectory. The combination of our companies and human capital will also significantly benefit our customers. Together, we can offer our customers enhanced mission capabilities and more competitive offerings in areas such as space, missiles and strategic deterrents. Our shareholders can expect revenue synergies from these new business opportunities.

In addition to these compelling strategic benefits, Orbital ATK will be accretive to our earnings per share and free cash flow per share no later than the first full year after acquisition.

The transaction highlights are outlined on Slide 5. We have committed financing in place. We expect our strong cash flow generation will support a robust balance sheet and a solid investment grade rating as we focus on reducing debt while continuing to return cash to shareholders through a competitive dividend and share repurchases.

This transaction has been unanimously approved by the Boards of Directors of both companies and is expected to close in the first half of 2018. As we look to bring the two companies together, Orbital ATK will initially operate as a new sector within Northrop Grumman.

Now I'd like to turn the call over to Dave Thompson to cover Slides 6 through 8, which address Orbital ATK and their businesses. Dave?

David W. Thompson - Orbital ATK, Inc. - Co-Founder, President, CEO & Director

Thanks, Wes, and good morning, everyone. I'm pleased to join with Wes and Ken in announcing this important agreement with Northrop Grumman, which reflects the tremendous value that Orbital ATK has created for our customers, our shareholders and our employees. The combination will allow our team as a new business sector within Northrop Grumman to maintain strong operational performance on existing customer programs and to pursue new opportunities that require greater technical and financial resources than we currently possess. Our collective customers should benefit from the expanded capabilities for innovation, increased speed of delivery and improved affordability of production resulting from the combination. It will also provide expanded career options for our employees as part of a larger, more diverse aerospace and defense company. And the transaction represents a truly compelling financial proposition for our shareholders, valuing the enterprise at about $9.2 billion and providing our investors with more than 120% total return over the 3-year period from the completion of the Orbital ATK merger in early 2015 to the expected closing in the first half of 2018.

As Wes noted, the Northrop Grumman-Orbital ATK combination reflects a strong strategic fit between two pioneering aerospace and defense companies. For those who may not be familiar with Orbital ATK, Chart 6 provides a little background on our company. As I mentioned earlier, Orbital ATK was created about two and a half years ago through the merger of Orbital Sciences Corporation and ATK Aerospace and Defense. Today, our company is made up of about 13,000 employees, including over 4,000 engineers and scientists, and operates from major locations in eight states. We design, manufacture and support an array of space, missile and armament systems and are also active in advanced aircraft programs. As of mid-2017, the company's total backlog exceeded $15 billion, and we expect annual revenue for this year to be a bit over $4.6 billion, with solid profit margins and cash flow.

SEPTEMBER 18, 2017 / 12:30PM, NOC - Northrop Grumman Corp to Acquire Orbital ATK Inc Conference Call

Chart 7 highlights our three business segments, their operating divisions and major growth areas. Our Flight Systems group develops and builds launch vehicles, rocket propulsion systems and advanced aerospace structures and is a $1.6 billion business this year. It has strong growth prospects in commercial and military aerostructures, missile defense programs and new space launch vehicles.

Our largest segment, Defense Systems group, generates about $1.9 billion in annual revenue from 4 divisions focused on tactical missiles and their subsystems, advanced armament, defense electronics and ammunition. Near-term growth prospects are especially strong in tactical missile programs and precision weapons.

Finally, our Space Systems group is currently a $1.2 billion business responsible for our satellites and advanced space programs, as well as space components and technical services. It has exciting growth opportunities in government, space programs and in autonomous satellite systems including in-space servicing vehicles.

As Chart 8 shows, Orbital ATK's businesses are expected to benefit from many areas of synergy with Northrop Grumman. Our existing operating groups and divisions will have access to a wider range of key technologies, industrial capabilities and investment resources. This should lead to increased performance and enhanced competitiveness in many of our existing product lines. In addition, not only will our new product development programs continue, but they will also benefit from reach-back capabilities to other Northrop Grumman sectors. And we will retain all long-standing commitments to our merchant supplier relationships, which will continue to be an important part of the business after the acquisition.

I'll conclude my remarks by saying that, like Wes, I am convinced that this transaction is a highly strategic growth-oriented combination that will benefit all key Orbital ATK and Northrop Grumman stakeholders. From Orbital ATK's standpoint, it will allow us to provide enhanced capabilities for current and future customers, expanded career opportunities for our people and compelling value for our investors. Wes, I'll hand it back to you.

Wesley G. Bush - Northrop Grumman Corporation - Chairman, CEO & President

Thanks, Dave. As outlined on Slide 9, together, we'll be positioned to address a broader set of mission areas as our combined capabilities are very complementary.

As you can see on the slide, there's very little overlap between us. In terms of our overall portfolio strategy, Orbital ATK brings capabilities that we believe are incredibly well aligned with our customers' future vector. Together, we will be able to serve our customers' growing need to re-architect the approach to the broad space mission in light of the increasing threat profile in that operational domain. We can no longer treat space as a permissive environment, and it will take a mix of large and small space systems to create both the capability and resiliency we need to operate in this environment.

Our nation and our allies are also having to address our missile and missile defense capabilities in new ways as the technological capacity of our potential adversaries continues to advance. We see the ability to bring the capabilities of our two companies together to create new offerings for our customers as key to helping the U.S. and our allies ensure our technological superiority well into the future.

Ken, can you walk us through the next topics, synergies and capital deployment priorities?

Kenneth L. Bedingfield - Northrop Grumman Corporation - Corporate VP & CFO

Sure, Wes. Turning to Slide 10, I'll take a moment to outline three areas: revenue synergies, cost savings and operating synergies.

We expect to realize compelling revenue synergies in areas like missiles, missile defense and space, as our combination provides a strong competitor in these important national security priorities.

SEPTEMBER 18, 2017 / 12:30PM, NOC - Northrop Grumman Corp to Acquire Orbital ATK Inc Conference Call

Regarding cost savings, we expect to achieve $150 million in annual run rate cost savings by 2020 through areas such as corporate and back office integration, facility optimization and organizational alignment. We also expect to realize important operating synergies through our combined IRAD, CapEx, manufacturing and supply chain, cash flow, customer coordination and continued strong program performance.

Regarding our capital deployment strategy on Slide 11, investing in our business is always our first priority. The acquisition of Orbital ATK is additive to our business and is a compelling opportunity to continue to create value through profitable growth. To support this growth, we will continue robust IRAD investment, as well as elevated capital expenditures for a couple of years.

Our next priority is to manage our balance sheet. The financing required for the Orbital ATK acquisition increases the leverage on our balance sheet. However, we remain committed to maintaining a solid investment-grade credit rating, and our strong cash flow generation supports near-term focus on debt reduction.

Returning excess cash to shareholders through a competitive dividend and share repurchases also remains a priority of our company. We are committed to a dividend payout ratio of 30% to 40% of pension-adjusted net earnings, and share repurchases will remain an important component of our capital deployment strategy.

Wes, I'll turn it back to you.

Wesley G. Bush - Northrop Grumman Corporation - Chairman, CEO & President

Thanks, Ken. Let me just summarize our prepared comments before we open the call up to Q&A.

The combination of Northrop Grumman and Orbital ATK is an acquisition that benefits all of our key stakeholders. It enhances our capabilities and growth potential in multiple markets and provides a meaningful value creation opportunity driven by compelling strategic fit and synergies. Our strong complementary and enhanced combined capabilities provide near- and long-term growth opportunities with the expectation that EPS and free cash flow per share will be accretive no later than the first full year of ownership. Our strong combined cash flow generation supports our combined strategic priorities and financial flexibility. This combination provides many benefits to our customers including affordability, accelerated innovation and enhanced competition. So it's a very attractive transaction for the customers, shareholders and employees of both our companies.

With that, we're happy to take your questions.

Stephen C. Movius - Northrop Grumman Corporation - Corporate VP, Treasurer & VP of IR

Jacob, would you please open the line up for Q&A?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Ron Epstein with Bank of America Merrill Lynch.

Ronald Jay Epstein - BofA Merrill Lynch, Research Division - Industry Analyst

A quick question for you. When you think about bringing the two companies together, what is it that you can compete for now that you couldn't individually, right? I mean, just trying to drive at those revenue synergies. What are you seeing now that you can do together that you can't do individually?

SEPTEMBER 18, 2017 / 12:30PM, NOC - Northrop Grumman Corp to Acquire Orbital ATK Inc Conference Call

Wesley G. Bush - Northrop Grumman Corporation - Chairman, CEO & President

Well, let me give you kind of a broad view of that. In any significant combination like this, the thing that we've been looking for has been the complementary nature of the technologies. And as we think about the world that's shaping up in front of us, and it's actually already on us in many respects, this issue of technological superiority for the U.S. and our allies is a real issue. It's something that our customers are struggling with. Clearly, as we watch what's happening around our globe, the rather rapid advance of some of our potential adversaries is quite concerning. So as we we've been thinking about how we invest in our business over the last number of years, clearly we and Orbital ATK have both been making significant investments internally. But when you look at the combination of capabilities, and I went through some of this as did Dave in our prepared remarks, there are a number of mission areas where the fit is exceptionally good; two very different sets of capabilities coming together to help our customers look at the problem in new and innovative ways.

Some of the areas that we mentioned for, and I'll just reiterate: space, I think is a very important one as we are now facing a very different operational environment in space and it's clear that the future architecture is going to need a combination of different types of capabilities; and when we combine the two companies together, we bring a broader spectrum of those capabilities by being together. The world of missiles and missile defense, quite broadly, is moving rapidly. But even in areas at the level of munitions. When you think about the advancements of technology at the micro level, the ability to bring together the capabilities of the two companies to position ourselves in areas such as advanced precision munitions, I think, is quite compelling. So there's a broad array of these and the fact that there is a broad array is a reflection of the fact that we have two innovation-focused cultures. We've been working on some different things over time. But like most areas of technology, the most exciting areas are the convergence of technologies, so things that are getting brought together. And as we think about the combination of our two companies, we see that opportunity to fit the complementary capabilities together with new offerings.

Ronald Jay Epstein - BofA Merrill Lynch, Research Division - Industry Analyst

Okay, great. And Wes, if I may, have you gotten any initial feedback from your customers on this?

Wesley G. Bush - Northrop Grumman Corporation - Chairman, CEO & President

We won't comment on any of our ongoing discussions with our customers. As you might imagine, as we roll these types of things out, we have lots of engagement, but it would not be appropriate for us to comment on that.

Operator

Our next question comes from Seth Seifman with JPMorgan.

Seth Michael Seifman - JP Morgan Chase & Co, Research Division - Senior Equity Research Analyst

Wes, you've always been very judicious over the years about the type of work that you bid for. We think about the T-X recently, we'd go back and think about the tanker. If you think about getting more involved in an area -- areas like missiles and missile defense, how do you think about the return profile there.

Wesley G. Bush - Northrop Grumman Corporation - Chairman, CEO & President

Seth, I think we may have lost you a little bit there on the call, but let me address what I think was your question here. We have had a strong level of discipline in our company for many years that has enabled us to ensure that we're focusing our investments in the right area and also that we are taking on programs and activities where we can execute well. This is part of the reason that Orbital ATK is so attractive to us as well. Orbital ATK is an exceptionally well-run company. It demonstrates that level of discipline, that level of forward thinking in terms of its investments and the

SEPTEMBER 18, 2017 / 12:30PM, NOC - Northrop Grumman Corp to Acquire Orbital ATK Inc Conference Call

ability to create new offerings by investing smartly and then being selective in what it pursues. So I see this -- the combination of this portfolio as continuing to both add to our ability to be smart and innovative, but also to bring two cultures together that have been demonstrating that high degree of discipline in how we go about making decisions and where we bid and ensuring that we really can execute for our customers. We've had a chance to work directly with Orbital ATK over the years on a variety of programs as partners and I will tell you that has given me a very high level of confidence in the discipline within that organization, because we've seen them perform exceptionally well on everything where we've been partnered. So I have a lot confidence that bringing these two organizations together will be a good fit. I think that cultural alignment is absolutely critical. I came into Northrop years ago with the acquisition of TRW and it was clear to me that places that worked were the places where we saw this fit in culture and alignment on technology, and it's critically important to get that culture fit to work right. If you fail at that, you're going to fail at just about everything else.

Dave, you may have some comments in this regard as well. You just went through the merger a little bit ago of Orbital and ATK and any perspectives you might have on how this works would be much appreciated.

David W. Thompson - Orbital ATK, Inc. - Co-Founder, President, CEO & Director

Yes, I agree completely with Wes' comments. In our experience of three years ago in putting Orbital and ATK Aerospace and Defense together underscores the importance of cultural fit between two organizations and also a preexisting relationship, which, in that case, dated back several decades, so that we could assess the strengths of both companies and areas that could be made even more robust in the combination. Our integration proceeded very smoothly and was substantially completed in a little less than two years with performance for our customers during that transitional period remaining at an outstanding level and that has continued since that time. And also very importantly, for our people, the combination represented an exciting chance to pursue their crafts in a larger organization. And I think we will see exactly the same opportunities here for our team as well, which was a very important factor as we considered the prospects of joining together with Northrop Grumman.

Operator

Our next question comes from Howard Rubel with Jefferies.

Howard Alan Rubel - Jefferies LLC, Research Division - MD and Senior Equity Research Analyst of Aerospace and Defense Electronics

So you have a number of financial metrics, and Ken, would it be okay if you provided us with some of the outline of your assumptions? I mean, I can come to accretion and I can -- but you know your assumptions are probably a little bit better than mine, so I would appreciate a little more color, if possible.

Wesley G. Bush - Northrop Grumman Corporation - Chairman, CEO & President

Howard, this is Wes. I'll just say, I'm glad that you came to accretion. That's a good answer in the right direction and I would expect no less. But Ken, why don't you take us through the top-level perspectives. I know you covered some of those in the prepared remarks, but if you could just to summarize.

Kenneth L. Bedingfield - Northrop Grumman Corporation - Corporate VP & CFO

Sure. Appreciate the question, Howard, I would say that, as we look at it, first of all, we certainly believe that both companies have solid growth prospects, and when we bring those together, we think that there will be real nice growth trajectory. In terms of the assumptions we talked about, the cost synergies, we do expect run rate cost synergies of $150 million no later than 2020. We certainly consider that that will drive a nice level of accretion. I wouldn't want to put a number on it, but we believe that it is solidly accretive from an EPS as well as a free cash flow per share perspective. And in terms of pension, I would say no major changes. It does increase our CAS by about $125 million, just a slight increase to FAS as we reset the pension accounting from a GAAP perspective. And we are modeling integration costs in order to drive those cost synergies of about $75 million primarily in year one; a little bit in year two. So certainly, something -- a set of assumptions and a set of kind of a path forward that we believe we can solidly perform to.

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Howard Alan Rubel - Jefferies LLC, Research Division - MD and Senior Equity Research Analyst of Aerospace and Defense Electronics

You have some support where Orbital supplies you with some components, so there will be a little bit of profit-on-profit plus the government typically takes a little bit in the process on cost contracts. How did you consider that in the process of your benefit?

Kenneth L. Bedingfield - Northrop Grumman Corporation - Corporate VP & CFO

So we certainly modeled the fee-on-fee or profit-on-profit, which is not material given the portfolios are as complementary as they are. And in terms of the give-back to the government, we have certainly modeled that as we negotiate new deals with the cost structure that we'll have, that the government will benefit from those savings and we will certainly pass those savings back as we move out through the years and we expect that to be filled in with revenue synergies as we continue to bring the portfolios together.

Wesley G. Bush - Northrop Grumman Corporation - Chairman, CEO & President

Howard, let me just add a little perspective here. And you're absolutely right, longer term, most of the savings will accrue to the customer through the improved cost structure that we create by bringing the companies together. I just want to be very clear: cost synergies are not the primary value creation story here. If anyone is trying to ever suggest that a combination in our marketplace is driven by cost synergies, they're not attuned to what's going on in the way the business really works. We expect that improved affordability will allow us to offer better solutions to our customers, giving us an important competitive advantage and that affordability, combined with the, what I talked about earlier, the combined innovation between the enterprises, that we see that as really the primary driver of the competitive advantage over the long term. So we see this as a kind of a broader view. I know there's a lot of analytics that get done around cost synergies and those are important, but this is a view of what we will be able to create together and drive affordability and drive innovation.

Operator

Our next question comes from Hunter Keay with Wolfe Research.

Hunter Kent Keay - Wolfe Research, LLC - MD and Senior Analyst of Airlines, Aerospace & Defense

I'm sorry, I don't think you addressed this. If you did, I apologize. But you said OA would operate as its own segment, at least initially. Can you talk about the longer-term plan for integration? And then I'm not sure if you mentioned this, but Dave, are you planning on leading that OA segment?

Wesley G. Bush - Northrop Grumman Corporation - Chairman, CEO & President

Let me talk about our approach here, just broadly. We have found over the years, and this is over some number of years, that it really does make a lot of sense to ensure good program execution stability and to ensure good organizational stability to stand up businesses that are coming into the organization as an independent organization, separate sector so that they can continue their operations and not be disturbed. It gives us the opportunity to really create the interconnectivity between the different organizations within the company and to really identify where those innovation threats are, and I think that's a very successful model. It's the model we intend to activate here. And that's where our focus is right now, it's how do we make that model successful. And we have not established any time line for looking at things differently. Each year, we go through a rather comprehensive process within the company to look at all the elements of the portfolio, to characterize the portfolio, to ask ourselves tough questions: do those elements fit together the way they are structured today, should we look at this differently. And you've seen that, from time to time, we do organizational realignments. We did -- we announced one at the end of 2015 that was set up during 2016. It has turned out to be a

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very good process for us. But our priority here is going to make sure that we have a structure for some time that's going to operate very, very well and will create the interconnectivities around the company to drive these benefits that we've been talking about. So we have not set a time line or a certain destination for any different look at the organization. It'll just be normal course as we get into it and as we sort our way through that. Dave, any thoughts you would add to that?

David W. Thompson - Orbital ATK, Inc. - Co-Founder, President, CEO & Director

Yes. Thanks, Wes. Hunter, as Wes said, our focus has been on making certain that during the transition period and beyond, that we don't miss a beat in terms of operational performance for our customers and that we do everything possible to continue and to accelerate the great ideas that come from our people that are the wellspring of innovation. So it has -- it's been a point of agreement from early on in our discussions between Wes and me that we keep our operating management teams and our workforce in place and focused on what they do every day for our customers. We have not made any final decisions on sector leadership. But like our other senior corporate executives, I am very supportive of this transaction and will be available to support Wes and his team as we move forward.

Operator

Our next question comes from Cai Von Rumohr with Cowen and Company.

Cai Von Rumohr - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Congratulations. So you've mentioned two priorities, one being net debt reduction, the other being continued share repurchase. Could you give us some idea of the relative priorities for both until you close? And what is your target net debt-to-EBITDA at the time of closing?

Wesley G. Bush - Northrop Grumman Corporation - Chairman, CEO & President

So we've talked broadly about the priorities. Clearly, the cash flows that we anticipate being able to generate with the combined business will enable us to focus on both of the things you mentioned, net debt reduction and share repurchase as well as the dividend, the approach to the dividend that Ken outlined. So we thought carefully about the forward view on what those look like and how we'll manage our way through it. These two businesses are good cash generators. We've demonstrated that in each of the companies now for some period of time. So it gives us a lot of confidence in our ability to look ahead and test our capacity to achieve that set of priorities. As always, we're not in a position where we're providing forward guidance on what we'll be doing year by year. We provide that guidance early each year. And of course, we'll have to wait until we actually get to a closing to provide any guidance associated with a combined approach. But at this point, I would simply say that we've taken what I think is a robust approach to evaluating the cash flows and our ability to achieve our priorities and I feel good about our ability to do that. Ken, anything else that you'd like to add?

Kenneth L. Bedingfield - Northrop Grumman Corporation - Corporate VP & CFO

Yes, Cai, I think the only thing I would add to that is to get to the direct part of your question, we do expect our pro forma leverage will be about 3.1x net debt.

Cai Von Rumohr - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

And last one, while space clearly is a good fit, it looks like composites and ammo are more or less peripheral. Do you have any thoughts possibly about considering divesting any of those, because it doesn't looks like on paper they really fit particularly well?

SEPTEMBER 18, 2017 / 12:30PM, NOC - Northrop Grumman Corp to Acquire Orbital ATK Inc Conference Call

Wesley G. Bush - Northrop Grumman Corporation - Chairman, CEO & President

Cai, I would just say that we are excited about all of the capabilities that Orbital ATK has. We see a lot of opportunities for that wide variety of technologies and capabilities. I mentioned a little bit earlier, I think, in response to one of the questions with respect to what sometimes is just broadly referred to as ammunition. If you look what's happening in the technology domain there and the ability to think about advanced precision munitions over time, we think there are some good opportunities. The composites business is a really important business. We have composite -- a different type of composites capability within Northrop Grumman today, and we see a very complementary fit here. So when we look at all of the assets in Orbital ATK and think about the assets at Northrop Grumman, we see a lot of good fits. Now, as we always do, I think you've seen us be very good managers of our portfolio over time. We constantly test what fits within our current portfolio, what doesn't fit, what might have a better home in a different part of our company or a different place. So I expect we're going to continue to be active portfolio managers that way as we go forward. It's just sort of built into our DNA. But when I look at what Orbital ATK is doing, particularly with their focus on taking those areas where sometimes they might just look like, okay, that's a technology that's out there and existing; but the focus Orbital ATK has had on continuing to push the advancement and the innovation in those areas, I'm very excited about that.

Operator

Our next question comes from Robert Stallard with Vertical Research.

Robert Alan Stallard - Vertical Research Partners, LLC - Partner

Wes, I thought I'd start with you. Could you give us some idea of why you've done this deal here? Has there been a particular event or evolution that's occurred of late that's made you want to pull the trigger on this?

Wesley G. Bush - Northrop Grumman Corporation - Chairman, CEO & President

Well, Rob, we have been focused on investing in our business for a long period of time and I know we've gotten a lot of questions about that over the last number of years in terms of the magnitude of investment that we're making in our business, but we see the markets that we serve, the customers that we serve as having a strong positive trajectory in front of them. And so we're constantly asking ourselves the question: how do we invest in a way to get the best returns? And we've been looking broadly for some period of time at whether or not there is any value-added M&A that would be accretive to the things that we've been doing ourselves organically within the company. And quite frankly, with the filters that we have been applying to looking at potential combinations, we really had not seen very many places where there was both a good strategic fit and a financial fit in terms of meeting the criteria that we have for financial outcomes. Orbital ATK is that fit. It works well for us. It's one that, as we described extensively both in our prepared remarks and in answers to a number of the questions, we see as being a very complementary portfolio that's going to enable us to do things that we had not been able to do before. So the why is, it is a good time to move forward and do it. As we mentioned, it's an all-cash transaction. The interest rate environment is quite attractive right now to support this type of transaction. And when we looked at all these parameters, it was clear to us, it was time to do it.

Robert Alan Stallard - Vertical Research Partners, LLC - Partner

That's great. And maybe just a quick one for Ken. Have you got an idea of what the amortization expense might be on an annualized basis?

Kenneth L. Bedingfield - Northrop Grumman Corporation - Corporate VP & CFO

We're still working through that, Rob. We've got some analysis in terms of how much of the purchase price might be allocated to purchased intangibles, but at this point, I wouldn't want to put a number on it. But when it comes time, we'll certainly be sharing that information with you. We've got preliminary analysis, and even after all of that, we look at this, and from a GAAP EPS perspective, are comfortable it's a nicely accretive deal.

SEPTEMBER 18, 2017 / 12:30PM, NOC - Northrop Grumman Corp to Acquire Orbital ATK Inc Conference Call

Operator

Our next question comes from David Strauss with UBS.

Matthew Akers - UBS Investment Bank, Research Division - Associate Director and Associate Analyst

It's actually Matt Akers on for David. Is there any chance you can comment, was a competitive bidding process or any -- just any background on the deal? How long have the companies been in negotiation?

David W. Thompson - Orbital ATK, Inc. - Co-Founder, President, CEO & Director

Matt, this is Dave. I think this is really a classic win-win transaction, a very strategic combination that also makes good sense for both companies from a financial standpoint. It's really one that, looked at from my standpoint, is very compelling to our shareholders and also to our customers and workforce. So I would say, this -- the fit between the two companies is quite unusual and unique, and we were not shopping the company. Our discussions started earlier this year and proceeded with, I think, a great deal of thought by both companies. But no, this was not a part of a competitive process.

Matthew Akers - UBS Investment Bank, Research Division - Associate Director and Associate Analyst

Got it, that's helpful. And then, I guess, one other thing for Orbital, this receivables balance has always been an opportunity for cash out there. Do you see that accelerating? Or any change to that view as a combined company?

David W. Thompson - Orbital ATK, Inc. - Co-Founder, President, CEO & Director

I would say, well, from our perspective, I'll let Ken comment shortly, I don't see any major change to the pace of that unwinding. But there may be some opportunities to improve things. Certainly, we won't go backwards.

Kenneth L. Bedingfield - Northrop Grumman Corporation - Corporate VP & CFO

I would just add that through the diligence process, we certainly spent a lot of time in trying to get comfortable with the cash flow assumptions and certainly looking at the working capital. And as we did that, we were able to get very comfortable, I would say, with the assumptions and the plans that Orbital ATK has in place and we'll certainly continue to work diligently to manage the working capital as effectively as possible and continue to make sure that we're one of the best converters of earnings into cash in the industry.

Operator

Our next question comes from Pete Skibitski with Drexel Hamilton.

Peter John Skibitski - Drexel Hamilton, LLC, Research Division - Senior Equity Research Analyst

Congrats. Wes, on the revenue synergies, I think you've been clear on the space side. It sounds like it's really a play on DOD's move to disaggregation in satellite assets, and you can correct me if I'm wrong there, but I thought you were clear. On the missiles side, it's a little less clear to me. Orbital has traditionally been, I think, a subprime provider to the Tier 1's. Are you guys trying to make one plus one equal three there and move up to the prime level? And if you are, do you risk -- is there a risk there in terms of alienating some of the big other Tier 1's that tend to be the big missile and missile defense primes?

SEPTEMBER 18, 2017 / 12:30PM, NOC - Northrop Grumman Corp to Acquire Orbital ATK Inc Conference Call

Wesley G. Bush - Northrop Grumman Corporation - Chairman, CEO & President

Well, Pete, I would just say our industry is characterized by the ability of our companies to work together. It is rare that any major defense acquisition is performed solely by one company and I think it's a strength of our industry that we are able to both work together well, distribute risk appropriately, leverage each other's investments and innovation, and we are long committed to being a strong partner with others in our industry across an array of capabilities. And we do that today. Every single one of our sectors is in a position where it is supporting other major primes. It's a characteristic of Orbital ATK and a proud characteristic as well, being in a position of supporting other primes. It's simply the way our industry works. So we are excited about that, but at the same time, each company is in a position across our industry where it evaluates how can it continue to push the capabilities forward. And I see that opportunity in missiles and strategic deterrents, of combining a set of technologies that are resident within Orbital ATK with sets of technologies resident within Northrop Grumman to create new offerings, to create different opportunities. It's part of the reason that we really do see this transaction as so beneficial to our customer community. It will enhance the set of offerings available to them for their consideration. So I don't see those two things as being in opposition to each other. I see it as a natural reflection of the way our industry works together well, and I'm excited about what we should be able to do here with this.

Stephen C. Movius - Northrop Grumman Corporation - Corporate VP, Treasurer & VP of IR

Wes, I think we're ready to turn the call over to you for final comments.

Wesley G. Bush - Northrop Grumman Corporation - Chairman, CEO & President

All right. I'll just wrap up by reemphasizing what I said earlier. We are excited about this combination of our two companies. We do very much look forward to the ability to welcome the tremendous employees in Orbital ATK into the Northrop Grumman team. And as we go forward, we see this as a really important combination that will be beneficial to our customers, to our shareholders and to the employees of both companies. Thanks for joining us on the call today. We appreciate your interest and apologize for the short notice in pulling this together, but we're delighted that so many of you were able to join. Thank you.

Operator

Ladies and gentlemen, this concludes today's conference. Thank you for your participation.

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Cautionary Statement Regarding Forward-Looking Statements

This communication may contain statements, other than statements of historical fact that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” “anticipate,” “trends,” “goals” and similar expressions generally identify these forward-looking statements. Forward-looking statements include, among other things, statements relating to the Company’s future financial condition, results of operations and/or cash flows, expected benefits of the proposed acquisition, the timing of the proposed acquisition and financing the proposed acquisition. Forward-looking statements are based upon assumptions, expectations, plans and projections that the Company believes to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to: those discussed in this communication, those identified under “Risk Factors” and other important factors disclosed in the Company’s Annual Report on Form 10-K and from time to time in the Company’s other filings with the SEC; the possibility that Orbital ATK stockholders may not approve the proposed acquisition; the possibility that the closing conditions of the proposed acquisition may not be satisfied; the possibility that regulatory approvals required for the proposed acquisition may not be obtained on acceptable terms, on the anticipated schedule, or at all; the possibility that long-term financing for the proposed acquisition may not be available on favorable terms, or at all; the risk that closing of the proposed acquisition may not occur or may be delayed, either as a result of litigation or otherwise; the occurrence of an event that could give rise to termination of the proposed acquisition; the risk that stockholder litigation in connection with the proposed acquisition may affect the timing or occurrence of the proposed acquisition or result in significant costs of defense, indemnification and liability; the possibility that anticipated benefits of the proposed acquisition may not be realized or may take longer to realize than expected; the possibility that costs related to the Company’s integration of Orbital ATK’s operations may be greater than expected and/or that revenues following the proposed acquisition may be lower than expected; the effect of the transaction on the ability of the Company and Orbital ATK to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers, including the U.S. Government; responses from customers and competitors to the proposed acquisition; the possibility that the Company’s business or Orbital ATK’s business may be disrupted due to transaction-related uncertainty; the risk that the proposed acquisition may distract the Company’s management from other important matters; the impact of legislative, regulatory and competitive changes; results from the proposed acquisition different than those anticipated; and the other risks and uncertainties detailed in Orbital ATK’s filings, including its Annual Report on Form 10-K, with the SEC.

You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the forward-looking statements including the accuracy thereof.  Forward-looking statements are based on information, plans and estimates as of the date they are made and there may be other factors that may cause actual results to differ materially from these forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Orbital ATK by the Company.  In connection with the proposed acquisition, Orbital ATK intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. Following the filing of a definitive proxy statement with the SEC, Orbital ATK will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed acquisition. Stockholders of Orbital ATK are urged to read these materials (including any amendments or supplements thereto) and any other relevant documents Orbital ATK will file with the SEC in connection with the proposed acquisition when such documents become available, including Orbital ATK’s definitive proxy statement, because they will contain important information about the proposed acquisition.  Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s web site, http://www.sec.gov, and from Orbital ATK by going to its investor relations web site at www.orbitalatk.com/investors.  Such documents are not currently available.

Participants in Solicitation

The Company and its directors and executive officers, and Orbital ATK and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Orbital ATK shares of common stock in respect of the proposed acquisition.  Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2017 Annual Meeting of Shareholders, which was filed with the SEC on March 31, 2017.  Information about the directors and executive officers of Orbital ATK is set forth in the proxy statement for Orbital ATK’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on June 23, 2017.  Information regarding the identity of the potential participants, and their direct or indirect interests in the proposed acquisition, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed acquisition.